Exhibit 99(C)

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors
Discover Bank

We have examined management’s assertion in the accompanying “Management’s Report on Internal Control and Compliance with Minimum Servicing Standards” dated February 23, 2004, that Discover Bank (the “Bank”) has complied as of and for the year ended November 30, 2003 with the minimum servicing standards described in Sections 3.03, 4.03, 4.04, 4.05, and 8.07 of the Pooling and Servicing Agreement, dated October 1, 1993, as amended; and as supplemented by Sections 9, 13 and 14 of the Series Supplements, dated November 23, 1993; April 19, 1995; January 29, February 21, and April 30, 1996; October 23, 1997; March 25, June 12, July 30 and November 12, 1998; June 15, and December 14, 1999; January 27, March 14, April 4, May 10, May 22, June 6, June 19, June 20, October 24, and December 19, 2000; January 4, January 16, March 15, April 17, May 24, and July 24, 2001; January 23, April 25, May 29, October 17, and December 11, 2002; January 22, February 18, March 17 and March 25, 2003, respectively, as amended, insofar as they relate to the assets of the Discover Card Master Trust I, Series: 1993-3, 1995-1, 1996-2, 1996-3, 1996-4, 1997-3, 1998-3, 1998-5, 1998-6, 1998-7, 1999-5, 1999-6, 2000-1, 2000-2, 2000-3, 2000-4, 2000-A, 2000-5, 2000-6, 2000-7, 2000-8, 2000-9, 2001-1, 2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2002-1, 2002-2, 2002-3, 2002-4, 2002-5, 2003-1, 2003-2 and 2003-3 (the “Trust”). Management is responsible for the Bank’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with its minimum servicing standards.

In our opinion, management’s assertion that the Bank complied with the aforementioned minimum servicing standards as of and for the year ended November 30, 2003, is fairly stated in all material respects based on the criteria set forth in the Pooling and Servicing Agreement and Series Supplements as described above.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 23, 2004

1